Exhibit 10.6

MARKETPLACE SOLUTIONS DIVISION
EQUITY APPRECIATION RIGHTS PLAN
INTRODUCTION
WHEREAS, Altisource Solutions S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), having its registered office at 40, avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg register of commerce and companies under number B 147268 (the “Parent,” and together with its subsidiaries and Affiliates, “Altisource”), desires to motivate and retain executives and employees of the Marketplace Solutions division of the Parent (the “Division”) as well as executives and employees of Affiliates providing services to the Division; and
WHEREAS, pursuant to the authority of the 2009 Equity Incentive Plan (the “ASPS Plan”) of Altisource Portfolio Solutions S.A., a Luxembourg public limited liability company (société anonyme), having its registered office at 40, avenue Monterey, L-2163 Luxembourg and registered with the Luxembourg register of commerce and companies under number B 72391 (“ASPS”), and the approval of the Board of Directors of ASPS or the Compensation Committee of the Board of Directors of ASPS (collectively, the “Board”) the Board of Managers of the Parent has duly authorized the adoption of this Marketplace Solutions Division Equity Appreciation Rights Plan (the “Plan”) pursuant to which Parent may from time to time award rights to participate in any increase in value of the Division (“Equity Appreciation Rights”) to Participants (as defined below).
NOW, THEREFORE, Parent hereby adopts this Plan pursuant to which it may award Equity Appreciation Rights pursuant to Article III below, on the terms and conditions described herein and in the applicable Award Agreement (as defined in Section 3.1 below).
ARTICLE I
ADMINISTRATION OF THE PLAN

Section 1.1    Administrator. The Plan shall be administered by the Board, or its specified designees to the extent of the authority properly delegated to them (each, the “Administrator”), which shall have complete discretion and authority to interpret and construe the Plan and any awards of Equity Appreciation Rights issued hereunder pursuant to Award Agreements, to decide all questions of eligibility and benefits (including underlying factual determinations), and to adjudicate all claims and disputes. The determination of the Administrator on any and all matters pertaining directly or indirectly to the Plan, any Equity Appreciation Rights issued or repurchased pursuant to the Plan, and/or any Award Agreement shall be final, binding and conclusive on all interested parties.

Section 1.2    Administrative Rules. Subject to the provisions of this Plan, the Administrator may in its sole and absolute discretion:

(a)adopt, amend and rescind rules and regulations relating to the Plan;

(b)determine the terms and provisions of the respective awards of Equity Appreciation Rights, including provisions defining or otherwise relating to (i) the duration of the awards, (ii) the effect of termination of employment on continued benefits under the Plan, and (iii) the effect of any approved leaves of absence on the rights to benefits under the Plan;

(c)make all determinations necessary or advisable for administering the Plan, including but not limited to those associated with any payment terms and conditions set forth under Article V of the Plan, as well as any Appreciation Value, Base Value and Fair Market Value relative to any award; and

(d)correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem expedient to carry the Plan or Award Agreement into effect, and it shall be the sole and final judge of such expediency (clauses (a)-(d) hereof, the “Administrative Rules”).

For the avoidance of doubt, the determination of the Administrator on matters pertaining to the Administrative Rules (including any and all discretionary actions and interpretations of the Plan and any Award Agreements) may in all cases be made in the best interests of Altisource on a consolidated basis, and shall in all cases be final, binding, and conclusive on all interested parties.

Section 1.3    Administrator Determinations. No one acting as the Administrator (or any designee of the Administrator, including without limitation any Board member, Manager or other designee of the Board) nor anyone acting solely or with others as Administrator shall be liable, with respect to the Plan or any Award Agreement, for any act, whether of commission or omission, taken by any other member or by any officer, agent, manager, or employee of the Parent or the Division and any one or more direct or indirect Subsidiaries or Affiliates (as each such term is defined below) of the Parent or the Division, or all, now or hereafter existing or, excepting circumstances involving his or her own intentional or willful misconduct as the same is determined by a court of competent jurisdiction in a final order or judgment that is not subject to further appeal, for anything done or omitted to be done by such person. No one acting as the Administrator (including without limitation any Board member, Manager or other designee of the Board) or anyone acting solely or with others as Administrator shall have any fiduciary duties to any Participants under this Plan or the Award Agreements or in connection with the transactions contemplated hereby and thereby.

Section 1.4    Certain Definitions. The following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (with the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by agreement or otherwise).
“Appreciation Value” means the accrual value of an (i.e., one) Exercised Right, as determined in accordance with Section 5.2 of the Plan.
“Base Value” means, for each Participant, the Fair Market Value of an (i.e., one) equity unit of the Division, as specified in a Participant’s Award Agreement, as determined by the Board as of the Grant Date (as specified in the Participant’s Award Agreement) of the Equity Appreciation Right.
“Beneficiary” means the person or entity designated by the Participant, in a form approved by the Division, to succeed to the Participant’s rights under an Award Agreement or to receive payment or settlement under an award after the Participant’s death.
“Company” means any corporate or other entity formed at any time to hold the business or businesses comprising the Division. If a company is formed subsequent to the date of this Plan, all references to the Division shall be deemed references to the Company, and all references to the Board or Managers shall include the Board and Managers of the Company.
“Exercise Notice” means a written notice to Parent pursuant to Section 5.1 hereof with respect to Exercised Rights.
“Fair Market Value” means the fair market value of any property (including Equity Appreciation Rights and Share Equivalency Units), in all cases as reasonably determined by the Administrator, as of a given time and as frequently as the Administrator determines, based on any valuation methodology, facts and circumstances it considers relevant, including but not limited to taking into account or modifying (i) any businesses, operations, liabilities, or other financial circumstances (whether or not directly associated with the Division) of ASPS or any of its Affiliates or Subsidiaries; and/or (ii) any valuation report, whether or not by an independent party, that the Administrator may, but shall not be required to, obtain, which value when used to determine the Fair Market Value of the Division, shall be reduced to the extent of any excess of total pre-tax loss over pre-tax income of the Division as determined by the Administrator in its sole discretion for the period commencing on the Grant Date (as defined in the Participant’s Award Agreement) and ending on the date the Fair Market Value determination is made, if any.
“Person” means any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.
“Public Offering” means a firm commitment underwritten public offering of common equity (or such equity securities as the Administrator determines most closely approximates common equity) of the Company pursuant to an effective registration statement under the Securities Act (or similar registration statement if conducted in a jurisdiction other than the United States), other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.
“Qualified IPO” means the first Public Offering of common equity (or such equity securities as the Administrator determines most closely approximates common equity) of the Company, underwritten on a firm commitment basis by a nationally recognized underwriter, pursuant to an effective registration statement under the Securities Act, as amended, or similar rules of a non-U.S. jurisdiction.
“Sale of the Division” means (i) a sale (in a single transaction or in a series of related transactions) to any non-Affiliated Person or Persons pursuant to which such Person or Persons acquire all or substantially all of the assets of the Division, or (ii) if a Company has been formed, a sale, disposition or other transfer of any units of equity interests in the Company for value, or all or substantially all of the assets of the Company (in a single transaction or in a series of related transactions, whether separately or as part of a transaction involving another division or divisions, business unit or assets of Altisource) to any non-Affiliated Person or Persons pursuant to which such Person or Persons acquire more than 50% of the voting equity interests of the Company (whether by merger, consolidation, sale or transfer of membership interests, reorganization, recapitalization or otherwise) or (iii) a corporate inversion or similar transaction whereby the Division or Company would be deemed to have acquired a third party.
“Share Equivalency Units” mean equity equivalent units in the Division that are valued similar to Equity Appreciation Rights of the Division.
“Share Equivalency Unit Notice” means a notice with respect to Share Equivalency Units issued pursuant to Section 5.1 hereof to Participant following an Exercise Notice.
“Share Equivalency Unit Value” means an amount equal to the Fair Market Value of an (i.e., one) Exercised Right as of the most recent Valuation Date before the Payment Date.
“Subsidiary” means any Person that is controlled by, either directly or indirectly, the Division or Parent (or other specified Person) (with the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by agreement or otherwise).
“Valuation Date” means any date or dates that the Administrator shall in its sole and absolute discretion designate; provided that (i) the Administrator may not designate a Valuation Date retroactively, and (ii) unless the Administrator decides otherwise before the end of a calendar year in which the Plan is effective, the last day of such year shall be a Valuation Date.
“Window Period” means a period of twenty-eight (28) days following the Administrator’s written notice to Participants following any Valuation Date, or such other period as the Administrator shall in its sole and absolute discretion decide.
Section 1.5    Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Administrative Rule	1.2(d)
Administrator	1.1
Aggregate Approved Sale Consideration	5.5(b)
Altisource	Introduction
Approved Sale	5.5(a)
ASPS	Introduction
ASPS Plan	Introduction
Award Agreement	3.1
Board	Introduction
Division	Introduction
Drag-Along Right	5.5(a)
Equity Appreciation Rights	Introduction
Exercised Rights	5.1
Individual Representation	5.5(b)
Offer Date	5.1
Parent	Introduction
Participant	3.1
Payment Date	5.3
Plan	Introduction
Rejection Date	5.3
Relative FMV Amount	5.5(b)

ARTICLE II
EQUITY APPRECIATION RIGHTS AVAILABLE FOR ISSUANCE

Section 2.1    Number of Equity Appreciation Rights Issuable. A pool of 15,000,000 Equity Appreciation Rights shall be reserved for issuance under the Plan, which number shall automatically be reduced upon the exchange of Equity Appreciation Rights for Share Equivalency Units (as defined below) pursuant to Article V hereof by an amount equal to the aggregate number of Exercised Rights (as defined below) exchanged in such transaction. The pool of 15,000,000 Equity Appreciation Rights initially represents 15% of the right to the increase in the value of the Division over the Base Value.

Section 2.2    Increase in Rights Issuable. The Board may, from time to time in its discretion, increase the number of Equity Appreciation Rights available for issuance under the Plan, within the limits of Luxembourg law. Nothing in this Plan shall be construed as to give any Participant any pre-emptive, subscription or similar rights, nor shall Participants be entitled to adjustments (e.g., additional Equity Appreciation Rights to prevent dilution) to the extent the number of Equity Appreciation Rights (or similar rights) available for issuance under the Plan (or any other ASPS or Company equity incentive plan or other grant) is increased.

ARTICLE III
ELIGIBILITY AND PARTICIPATION UNDER THE PLAN

Section 3.1    Grant of Awards; Eligibility. Awards of Equity Appreciation Rights may be granted by the Administrator to any employee, manager, officer or director of Altisource that is selected by the Administrator to participate in the Plan, and may be conditioned on payment to the Division of a designated price for the Equity Appreciation Rights. Each award of Equity Appreciation Rights granted pursuant to the Plan shall be evidenced by an Award Agreement, executed by the Parent and the Altisource employee, manager, officer, or director (the “Participant”) to whom the award is granted (an “Award Agreement”), specifying the number of Equity Appreciation Rights awarded to the Participant and incorporating such terms as the Administrator shall deem necessary or desirable.

Section 3.2    Effect of Adoption. The adoption of the Plan shall not be deemed to give any person a right to be granted Equity Appreciation Rights under the Plan except as explicitly set forth in an Award Agreement.

ARTICLE IV
VESTING OF AWARDS GRANTED UNDER THE PLAN

Section 4.1    Vesting. The Equity Appreciation Rights granted to a Participant under this Plan (and any associated cash or share-based dividends except to the extent an Award Agreement provides otherwise) shall “Vest” (as such term is defined in the applicable Award Agreement with the Participant) in accordance with the terms and conditions set forth in the applicable Award Agreement with the Participant. The Administrator shall have sole and absolute discretion to determine whether or not, when, and the extent to which a Participant has Vested under any Award Agreement. Notwithstanding the fact that any Equity Appreciation Right has become Vested, no Participant may sell, assign or transfer any Equity Appreciation Right, other than as provided herein or in the applicable Award Agreement.

Section 4.2    No Right to Employment. Nothing in this Plan, nor any grant of Equity Appreciation Rights hereunder, shall confer upon any Participant any right to continue in the employ of Altisource or interfere in any way with the right of Altisource to terminate a Participant’s employment at any time, and nothing contained herein shall be deemed a waiver or modification of any provision contained in any other agreement between a Participant and Altisource (including the Division, the Parent and ASPS).

ARTICLE V
PAYMENT RIGHTS AND OBLIGATIONS

Section 5.1    Exercise Rights. At any time within a Window Period after the date on which a Participant has Vested in an Equity Appreciation Right (and before its expiration or forfeiture) pursuant to the terms of an applicable Award Agreement, the Participant may provide an Exercise Notice setting forth the number of Vested Equity Appreciation Rights that the Participant is irrevocably offering to have the Parent or the Division redeem (the “Exercised Rights”) in exchange for payment pursuant to the terms and conditions of Section 5.2 below. The Parent may require the Participant to submit an Exercise Notice for the Exercised Rights electronically through the Shareworks system or any other online system pursuant to the procedures set forth therein as determined by the Parent in its sole discretion. The business day on which the Parent receives an Exercise Notice (whether or not submitted electronically) shall be the “Offer Date” for such Exercised Rights. Within fourteen (14) calendar days of the Offer Date, the Parent will provide the Participant with a Share Equivalency Unit Notice, stating the number of Share Equivalency Units that Participant is entitled to as a result of the Exercise Notice. The Participant shall be entitled to a number of Share Equivalency Units equal to the aggregate Appreciation Value (determined as set forth in Section 5.2 below) of the Exercised Rights divided by the Fair Market Value of one Equity Appreciation Right as of the most recent Valuation Date prior to the Offer Date.

Section 5.2    Determination of Appreciation Value. The Appreciation Value for each Exercised Right shall be determined by the Administrator and shall equal the Fair Market Value of an Exercised Right minus the Base Value of the Exercised Right. The aggregate Appreciation Value shall be determined by multiplying the Appreciation Value of an Exercised Right by the total number of the Exercised Rights.

Section 5.3    Payment of Share Equivalency Unit Value. Subject to the terms and conditions set forth in this Article V, on the date six months and one day after any Offer Date for any Exercised Rights (the “Payment Date”), the Division (or Parent or an Affiliate, as applicable) shall redeem the Share Equivalency Units that Participant holds by paying the Participant an amount equal to the Share Equivalency Unit Value multiplied by the number of Share Equivalency Units that Participant is entitled to as set forth in the applicable Share Equivalency Unit Notice received by Participant. Payment of the aggregate Share Equivalency Unit Value to which Participant is entitled under this Section 5.3 shall be made on or after the Payment Date in one or more of the following forms, which form will be selected by the Administrator in its sole discretion:

(a)    Cash payable by wire transfer of immediately available funds to an account designated by the Participant to the Division in writing;

(b)    That number of shares of common stock of ASPS pursuant to the ASPS Plan (or any successor plan as may be approved by Altisource shareholders) determined by dividing the aggregate payment due by the average of the high and low trading price of the ASPS common stock on the first trading day following Payment Date; or

(c)    If a Company has been formed, that number of common shares of the Company or such equity securities of the Company as the Board determines most closely approximates common equity determined by dividing the aggregate payment due by the Fair Market Value of a share or equity security as determined by the Board.

In the case of clauses (b) or (c) above, cash will be paid for any fractional share or security otherwise issuable to Participant.
Notwithstanding the foregoing, if any payment to be made under this Section 5.3 would, in the Administrator’s determination at its sole discretion, materially impair or jeopardize the ability of the Division, the Parent, ASPS or any of their respective Affiliates to meet current or projected cash-flow needs and/or liquidity needs, to limit ASPS shareholder dilution, to avoid a pro-forma breach of any covenants in any of their credit agreements or other financing documents, or to operate as a going concern, then the Administrator may in its discretion reject the Participant’s offer made pursuant to the Exercise Notice (with respect to all or part of the Equity Appreciation Rights) at any time before the tentative Payment Date (the “Rejection Date”), in which event the Participant’s Equity Appreciation Rights subject to the rejected Exercise Notice shall be reinstated according to the same terms and conditions in effect immediately before the Offer Date and the Participant may not present the Parent with another Exercise Notice with respect to the rejected Exercised Rights during the period between the Rejection Date and the six-month anniversary of the Rejection Date (the “Post-Rejection Period”). To the extent payment to be made under this Section 5.3 would jeopardize the ability of the Division, the Parent, ASPS or any of their respective Affiliates to meet current or projected cash-flow needs and/or liquidity needs, to limit ASPS shareholder dilution, to avoid a pro-forma breach of any covenants in any of their credit agreements or other financing documents, or to operate as a going concern, the Administrator may on the Payment Date (in lieu of rejecting a Participant’s offer made pursuant to the Exercise Notice) provide the Participant with a subordinated promissory note in the principal amount equal to the above-referenced payment and bearing simple interest at a rate equal to the then current three-month LIBOR, in a form approved by the lenders of ASPS or any of its Affiliates (or other source of applicable financing) and containing reasonable terms designed to avoid any covenant breach or insolvency during the period of such delayed payment.
If the payment is to be made in ASPS common stock pursuant to clause (b) above or in Company common shares or equity pursuant to clause (c) above, as a condition to a Participant’s receiving such equity, such Participant will sign ASPS’ or the Company’s equity holders agreement, if applicable, and otherwise agree to comply with other restrictions applicable to analogous equity holders of ASPS or the Company, as the case may be, if requested by the Administrator.
The following is an example of the calculations required by Sections 5.1 through 5.3 hereof.
Assume a participant with 10 Vested Equity Appreciation Rights granted with a Base Value of $1.00 per Equity Appreciation Right provides an Exercise Notice, entitling the Participant to Share Equivalency Units.
Assume each exercised Equity Appreciation Right has a Fair Market Value of $10.00 as provided by the Board.

The aggregate value of the Exercised Rights would be 10 multiplied by $9.00 (the difference between the Exercised Right Fair Market Value of $10.00 and the Base Value of $1.00), or $90.00. Divide that by the Fair Market Value of one Exercised Right of $10.00, yielding 9 Share Equivalency Units.
The participant would then hold the 9 Share Equivalency Units for six months and one day. The Section 5.3 payment would be equal to the then determined Fair Market Value of the Exercised Right as of the most recent Valuation Date. Assume this Fair Market Value to be $12.00 per Exercised Right. Consequently, the payment would be $108.00, based on 9 Share Equivalency Units times the then value of $12.00 per unit. The aggregate payment pursuant to Section 5.3 would be $108.
Section 5.4    Appraisal Rights. Notwithstanding anything herein to the contrary, each of the Participants hereby waives any appraisal rights or similar rights that such Participant may be entitled to under Luxembourg law or other applicable law with respect to the Shares subject to a Participant’s Equity Appreciation Rights and to such Equity Appreciation Rights.

Section 5.5    Drag-Along Right.

(a)    Drag-Along Right Generally. Subject to the other provisions of this Section 5.5, if a Company has been formed and Participant holds common shares or other equity securities in the Company pursuant to a payment made under Section 5.3(c), and at any time thereafter the Parent or ASPS proposes to sell any or all of its respective shares of stock (or equivalent equity interest) in the Company, the Parent or ASPS, as applicable, shall have the right (the “Drag-Along Right”) in its sole discretion to deliver notice to the Company that the Parent or ASPS desires the Company and/or the Participants to enter into agreements with one or more Persons that would result in such sale of the Parent’s or ASPS’s shares in the Company (an “Approved Sale”), whereupon all Participants and the Company shall consent to and raise no objections against the Approved Sale, and each Participant shall, and by entry into an Award Agreement agrees to, sell all or any portion of his or her shares or securities in the Company as is required by Parent or ASPS, on the terms and conditions approved by the Parent or ASPS. Subject to the other provisions of this Section 5.5, all Participants and the Company shall take all necessary and desirable actions in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale; and (ii) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.

(b)    Notice of Approved Sale. Subject to applicable securities laws and regulations and confidentiality requirements, the Company shall provide each Participant with written notice of any Approved Sale at least ten (10) days prior to the consummation thereof, which notice shall specify the terms and conditions of the Approved Sale as well as the Relative FMV Amount of the shares or securities that such Participant is required to sell in the Approved Sale. “Relative FMV Amount” means, with respect to any Participant, the quotient determined by the Administrator by dividing (i) the Fair Market Value of such Participant’s shares or securities by (ii) the aggregate consideration received by the Parent or ASPS, as applicable, any other selling Stockholders, all Participants and any other selling entities in the Approved Sale (the “Aggregate Approved Sale Consideration”).

(c)    Consideration for Approved Sale. Subject to any escrow, holdbacks or similar mechanisms in the Approved Sale as well as any Vesting requirements of the Plan or an Award Agreement, upon the consummation of an Approved Sale, each Participant shall receive (or have the right to receive) from the acquiring entity (or from such other entity as may be provided in the definitive documentation governing such Approved Sale) a percentage of the Aggregate Approved Sale Consideration equal to his, her or its Relative FMV Amount in consideration for the sale of his or her shares or securities in the Company.

(d)    Representations, Warranties and Indemnities. In the event that the Participants are required to provide any representations, warranties or indemnities in connection with an Approved Sale (other than representations, warranties and indemnities provided concerning each Participant’s valid ownership of his or her shares or securities in the Company, free of all liens and encumbrances, enforceability and each Participant’s authority, power, and right to enter into and consummate agreements relating to such Approved Sale without violating applicable law or any other agreement (collectively, the “Individual Representations”)), then each Participant shall not be liable, on a several or joint basis, for more than his, her or its Relative FMV Amount of any liability for misrepresentation or indemnity (except in respect of the Individual Representations) and such liability shall not exceed the total aggregate consideration received by such Participant in respect of the Approved Sale.

(e)    Proxy and Power of Attorney. Each Participant hereby grants, or in connection with entry into an Award Agreement will grant, an irrevocable proxy and power of attorney to each of the Division, the Parent and ASPS with respect to any shares or other securities he or she holds in the Company to take all necessary actions and execute and deliver all documents deemed necessary and appropriate by either of the Division, the Parent or ASPS to effectuate the consummation of any Approved Sale on terms that are consistent with the provisions of this Section 5.5. The Participants hereby agree to indemnify, defend and hold each of the Company, the Parent and ASPS harmless (severally in accordance with their respective Relative FMV Amounts, as defined in the applicable Award Agreements with the Participants, and not jointly and severally) against all liability, loss or damage, together with all reasonable costs and expenses (including reasonable legal fees and expenses), relating to or arising from the invalidity of the proxy and power of attorney granted hereby or the Participant’s actions taken to contest the validity of such proxy and power of attorney.

Section 5.6    Administrator Discretion Upon Sale of the Division or Qualified IPO. Notwithstanding anything herein or in an Award Agreement to the contrary, as of or in connection with a Sale of the Division or Qualified IPO, the Administrator shall have the ability, at its sole discretion, to accelerate the Vesting and/or transferability of any Equity Participation Rights or to terminate or amend the Plan and any Equity Participation Rights or Share Equivalency Units as necessary consistent with the terms of, and to facilitate, the Sale of the Division or Qualified IPO. Furthermore and notwithstanding anything herein or in an Award Agreement to the contrary, as of or in connection with a Sale of the Division or Qualified IPO, the Administrator shall have the ability, at its sole discretion, to redeem any Equity Appreciation Rights or Share Equivalency Units, without any consideration due to the Participant holding such Equity Appreciation Rights.

Section 5.7    Discretionary Put Option Right for Participants. The Administrator may expressly provide in an Award Agreement that the Parent or the Division will purchase back from a Participant all or some of the Equity Appreciation Rights or Share Equivalency Units issued pursuant to an Award Agreement. The terms and conditions of such a put option right for any Participant shall be determined by the Administrator in its discretion.

ARTICLE VI
MISCELLANEOUS

Section 6.1    No Rights as a Member. A Participant shall have no distribution, voting, or any other rights as a member or stockholder of the Division, the Company or any of its Subsidiaries or Affiliates as a result of participation in the Plan or with respect to any Equity Appreciation Rights, whether Vested or not Vested.

Section 6.2    Unfunded Plan. The Plan is unfunded. Neither the Division nor any of its parents, Subsidiaries or Affiliates (including the Parent and ASPS) shall segregate any assets in connection with or as a result of the Plan. The rights of a Participant to benefits under this Plan shall be solely those of a general, unsecured creditor of the Division and Parent.

Section 6.3    Amendment; Termination of Plan. While the Parent’s intent is to pay Participants’ benefits according to the provisions of the Plan, the Administrator may unilaterally amend, modify, suspend, eliminate or terminate, in whole or in part, any or all provisions of the Plan or any Award Agreement. Subject to Section 6.4, no such amendment, modification, suspension, elimination or termination of the Plan may materially and adversely affect any right of any Participant that arises on a Payment Date occurring prior to the effective date of such amendment, modification, change, suspension, elimination or termination of the Plan without such Participant’s written consent.

Section 6.4    No Limitation on Corporate Actions; Adjustments for Recapitalizations, Mergers, Acquisitions and other Transactions. This Plan and the Equity Appreciation Rights granted hereunder shall have no effect on the Division’s capital structure, and shall not affect the right of the Parent, ASPS, the Division or any of their respective Subsidiaries or Affiliates to reclassify, recapitalize, issue equity or otherwise change its capital or debt structure or to merge, consolidate, convey any or all of its assets, dissolve, liquidate, wind up or otherwise reorganize. The Administrator shall have the discretion to make adjustments to the Plan and the awards made hereunder to reflect any changes that the Administrator deems appropriate as a result of any Sale of the Division, Qualified IPO, business combination, acquisition, recapitalization, reclassification, merger, consolidation, reorganization, stock dividend, stock split, spin off of one or more divisions or subsidiaries or similar transaction affecting the Equity Appreciation Rights, which adjustments may include, without limitation, the exchange of Equity Appreciation Rights or Share Equivalency Units for equity. Upon the occurrence of any such events, the Administrator may make appropriate adjustments to the Equity Appreciation Rights to avoid inequitable dilution or enlargement of award values or rights in connection with any such event, taking into account a Fair Market Value or other valuation of the Division (as determined by the Administrator in its sole discretion based on any facts and circumstances it considers relevant). For the avoidance of doubt, the Equity Appreciation Rights are subject to the dilutive impact of equity issuances (including a Qualified IPO) or other costs of capital made in connection with acquisitions or capital raises. Further, in recognition that the Division is a business division of Parent and is one member of a consolidated group of companies, the Division or Parent may take or refrain from taking actions or otherwise effect transactions that are in the best interest of the consolidated group and/or the stockholders of Parent that may not be the same actions or transactions that would be taken by the Division if it were not affiliated with Parent or part of a consolidated group, and no Participant shall have any rights, as a holder of Equity Appreciation Rights or any shares of stock issued pursuant to the Plan, as a result of such action, inaction, or transaction.

Section 6.5    Anti-Alienation. No right or interest to or in any Equity Appreciation Right, rights under Article V to payment or other benefit to a Participant shall be assignable or transferred by such Participant except by will or the laws of descent and distribution or except as set forth herein upon Equity Appreciation Rights being issued pursuant to an Award Agreement, and subject to Luxembourg law. No right, benefit or interest of a Participant hereunder shall be subject to anticipation, alienation, sale, assignment, grant of usufruct, encumbrance, charge, pledge, hypothecation or set off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law without the prior written consent of the Parent, and subject to Luxembourg law. Any attempt, voluntarily or involuntarily, to effect any action specified previously in this Section shall, to the fullest extent permitted by law, be null, void and of no effect; provided, however, that this provision shall not preclude a Participant from designating one or more Beneficiaries to receive any amount that may be payable to such Participant under the Plan after his or her death and shall not preclude the legal representatives of a Participant’s estate from assigning any right hereunder to the person or persons entitled thereto under his or her will, or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his or her estate.

Section 6.6    Certain Tax Matters. To the extent the Division or Parent determines that a Participant is required to pay any federal, state or local taxes (or other required withholdings or taxes) by reason of any Equity Appreciation Rights awarded hereunder being treated at any point as wages or being included in such Participant’s gross income, the Parent shall be permitted to require the Participant, promptly upon the request by the Parent, to pay to the Parent (or any of its Affiliates) any such amounts as may be required by law to be withheld by the Parent (or such Affiliate) or cause the Parent to deduct any such amounts from any payment otherwise due from the Parent to the Participant (including wage and bonus payments). The Administrator’s determination of the Fair Market Value of the Equity Appreciation Rights for such purposes, and its calculation of the amount of taxes to be withheld, shall be binding on the Participant. Any such withheld amounts shall be treated for purposes of the Plan and any Award Agreement as having been paid to the Participant.

Section 6.7    Code Section 409A. With respect only to each Participant who is a U.S. taxpayer at any time from the Grant Date of an Award through its settlement pursuant to Article V above, this Plan (including any grant of Equity Appreciation Rights and any Award Agreement made hereunder) is intended to be exempt from Code Section 409A pursuant to its short-term deferral rule, and, accordingly, to the maximum extent permitted, this Plan shall with respect to such Participant be interpreted and be administered to be in accordance therewith. To the extent necessary to achieve such exemption from Code Section 409A, the Administrator may amend or modify this Plan pursuant to Section 6.3. Each amount to be paid or benefit to be provided to such a Participant pursuant to this Plan that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Plan, to the extent that any payments to be made upon such a Participant’s separation from service would result in the imposition of any individual penalty tax imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six months following such Participant’s separation from service and (ii) such Participant’s death.

Section 6.8    Conflicts with ASPS Plan. Should there be any conflict between the terms of this Plan and the ASPS Plan, the terms of this Plan shall govern except as otherwise required by law.

Section 6.9    Notices. All notices and other communications under this Plan and/or an Award Agreement shall be in writing and shall be given in the manner set forth below (or at such other address a party may specify by like notice).

(a)    If to the Division or Parent, by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and such notice shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

Altisource Solutions S.à r.l.
40, avenue Monterey
L-2163 Luxembourg
Attn: Board of Managers

With a copy to:	Kevin.Wilcox@altisource.lu

(b)    If to a Participant, to the Participant’s address as set forth in the applicable Award Agreement, by first-class mail, certified or registered with return receipt requested, or by hand delivery, and such notice shall be deemed to have been duly given three days after mailing or immediately upon hand delivery to the Participant.

Section 6.10    Successors. The rights and obligations under this Plan and any Award Agreement shall inure to the benefit of, and shall be binding upon the Division, Parent and their successors and assigns, and, subject to Section 6.5, the Participants and their respective beneficiaries and legal representatives.

Section 6.11    Headings; Severability. Headings appearing in this Plan and any Award Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. The invalidity or unenforceability of any particular provision of this Plan or any Award Agreement shall not affect the other provisions hereof or thereof, and this Plan and/or such Award Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

Section 6.12    Effective Date. The Plan shall become effective upon the effective date of the first Equity Appreciation Right award granted hereunder.

Section 6.13    Governing Law. THIS PLAN, AND ANY DISPUTES BETWEEN THE PARENT AND ANY PARTICIPANT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE GRAND DUCHY OF LUXEMBOURG, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW UNLESS OTHERWISE PROVIDED IN THE APPLICABLE AWARD AGREEMENT.

Section 6.14    Jurisdiction; Venue; Waiver of Jury Trial. BY ACCEPTANCE OF ANY AWARD MADE UNDER THIS PLAN AND UNLESS OTHERWISE PROVIDED IN THE APPLICABLE AWARD AGREEMENT, A PARTICIPANT HEREBY AGREES THAT ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO WHICH MAY ARISE PURSUANT TO THIS PLAN OR ANY AWARD MADE HEREUNDER WILL BE HEARD EXCLUSIVELY AND DETERMINED BEFORE AN APPROPRIATE COURT LOCATED IN THE GRAND DUCHY OF LUXEMBOURG, AND THE PARENT AND EACH PARTICIPANT SUBMITS ITSELF AND ITS PROPERTY TO THE EXCLUSIVE JURISDICTION OF THE FOREGOING COURTS WITH RESPECT TO SUCH DISPUTES. BY ACCEPTANCE OF ANY AWARD MADE UNDER THIS PLAN, A PARTICIPANT HEREBY (I) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE COURTS REFERRED TO ABOVE ON THE GROUNDS OF INCONVENIENT FORUM OR OTHERWISE AS REGARDS ANY AND ALL DISPUTES BETWEEN THE PARTICIPANT AND THE PARENT WHICH MAY ARISE PURSUANT TO THIS PLAN OR ANY AWARD MADE HEREUNDER, (II) WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN THE COURTS REFERRED TO ABOVE FOR ANY DISPUTE BETWEEN THE PARTIES HERETO WHICH MAY ARISE PURSUANT TO THIS PLAN AND ANY AWARD MADE HEREUNDER, AND (III) AGREES THAT A JUDGMENT OR ORDER OF ANY COURT REFERRED TO ABOVE IN CONNECTION WITH ANY AND ALL DISPUTES BETWEEN THE PARTICIPANT AND THE PARENT WHICH MAY ARISE PURSUANT TO THIS PLAN OR ANY AWARD MADE HEREUNDER IS CONCLUSIVE AND BINDING ON IT AND MAY BE ENFORCED AGAINST IT IN THE COURTS OF ANY OTHER JURISDICTION. EACH PARTICIPANT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, AND AGREES THAT ANY SUCH SUIT, ACTION OR OTHER PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.